EXHIBIT 99.1

WESTERN MIDSTREAM ANNOUNCES
FOURTH-QUARTER AND FULL-YEAR 2021 RESULTS
ANNOUNCES 2022 GUIDANCE AND ANNUAL ENHANCED DISTRIBUTION FRAMEWORK

•Reported fourth-quarter 2021 Net income attributable to limited partners of $238.2 million, generating fourth-quarter Adjusted EBITDA(1) of $480.9 million, which included $26.2 million of an unfavorable non-cash revenue adjustment.
•Reported full-year 2021 Net income attributable to limited partners of $896.5 million, generating full-year Adjusted EBITDA(1) of $1.947 billion, exceeding the high end of full-year 2021 Adjusted EBITDA guidance range of $1.825 billion to $1.925 billion.
•Reported fourth-quarter 2021 Cash flows provided by operating activities of $661.9 million, generating fourth-quarter Free cash flow(1) of $576.5 million.
•Reported full-year 2021 Cash flows provided by operating activities of $1.767 billion, generating full-year Free cash flow(1) of $1.490 billion.
•Achieved year-end 2021 leverage ratio(2) of approximately 3.6 times, or 3.5 times on a net(3) basis.
•Provided 2022 Adjusted EBITDA(4) guidance range of $1.925 billion to $2.025 billion and total capital expenditures(5) range between $375 million and $475 million.
•Expect to declare a 53-percent distribution increase effective first-quarter 2022.
•Immediately commencing a new $1.0 billion opportunistic unit repurchase program to complement a new annual enhanced distribution framework commencing in first-quarter 2023.
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(1)Please see the definitions of the Partnership’s non-GAAP measures at the end of this release and reconciliation of GAAP to non-GAAP measures.
(2)Debt-to-Adjusted EBITDA (trailing twelve months).
(3)The ratio of Net Debt (defined as total principal debt outstanding less total cash on-hand as of the end of the period) to Adjusted EBITDA (trailing twelve months).
(4)A reconciliation of the Adjusted EBITDA range to net cash provided by operating activities and net income (loss) is not provided because the items necessary to estimate such amounts are not reasonably estimable at this time. These items, net of tax, may include, but are not limited to, impairments of assets and other charges, divestiture costs, acquisition costs, or changes in accounting principles. All of these items could significantly impact such financial measures. At this time, WES is not able to estimate the aggregate impact, if any, of these items on future period reported earnings. Accordingly, WES is not able to provide a corresponding GAAP equivalent for the Adjusted EBITDA range.
(5)Accrual-based, includes equity investments, excludes capitalized interest, and excludes capital expenditures associated with the 25% third-party interest in Chipeta.

HOUSTON—(BUSINESS WIRE)—February 23, 2022 – Today Western Midstream Partners, LP (NYSE: WES) (“WES” or the “Partnership”) announced fourth-quarter and full-year 2021 financial and operating results. Net income (loss) attributable to limited partners for the fourth quarter of 2021 totaled $238.2 million, or $0.58 per common unit (diluted), with fourth-quarter 2021 Adjusted EBITDA(1) totaling $480.9 million, fourth-quarter 2021 Cash flows provided by operating activities totaling $661.9 million, and fourth-quarter 2021 Free cash flow(1) totaling $576.5 million. Net income (loss) attributable to limited partners for full-year 2021 totaled $896.5 million, or $2.18 per common unit (diluted), with full-year 2021 Adjusted EBITDA(1) totaling $1.947 billion, full-year 2021 Cash flows provided by operating activities totaling $1.767 billion, and full-year 2021 Free cash flow(1) totaling $1.490 billion.
RECENT HIGHLIGHTS
•Surpassed projected year-end exit-rate throughput for all product lines, driven by increased producer activity levels in the Delaware Basin.
•Maintained strong operational performance, with system availability above 99% for the second consecutive year.
•Repurchased 5,621,450 common units for aggregate consideration of $113.1 million during the fourth quarter, inclusive of 2,500,000 common units repurchased from Occidental, completing the Partnership’s $250.0 million common unit repurchase program through December 31, 2021. Since third-quarter 2020, repurchased a total of 41,431,978 common units which represents approximately 9% of total outstanding unit count as of August 31, 2020.
•Surpassed year-end leverage ratio(2) target of 4.0 times through the retirement of $431.1 million of Senior Notes due 2021 and the repurchase of $500.0 million of other Senior Notes, achieving a year-end leverage ratio(2) of approximately 3.6 times, or 3.5 times on a net(3) basis.
•Achieved full-year cash distribution guidance of $1.24 per unit or greater, resulting in the payment of $533.8 million(4) in total distributions to unitholders.
•Received an upgrade for WES Operating’s long-term debt to “BBB-” from Standard & Poor’s, returning the Partnership to investment-grade.
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(1)Please see the definitions of the Partnership’s non-GAAP measures at the end of this release and reconciliation of GAAP to non-GAAP measures.
(2)Debt-to-Adjusted EBITDA (trailing twelve months).
(3)The ratio of Net Debt (defined as total principal debt outstanding less total cash on-hand as of the end of the period) to Adjusted EBITDA (trailing twelve months).
(4)Represents cash distributions paid during 2021.

On February 14, 2022, WES paid its fourth-quarter 2021 per-unit distribution of $0.327, which represents a 1.2-percent increase over the prior quarter’s distribution and is consistent with an annualized distribution growth of 5-percent. Fourth-quarter and full-year 2021 Free cash flow after distributions totaled $441.6 million and $956.4 million, respectively. Fourth-quarter and full-year 2021 capital expenditures(1) totaled $99.7 million and $324.0 million, respectively.
Net income (loss) attributable to limited partners and Adjusted EBITDA for the fourth quarter of 2021 include a non-cash decrease to revenue of approximately $26.2 million associated with revenue recognition cumulative adjustments related to certain cost-of-service contracts.
“WES surpassed all of our financial metric expectations for 2021 through continued producer outperformance in the Delaware Basin, commercial success in contracting additional third-party volumes, and sustainable cost savings,” said Michael Ure, President and Chief Executive Officer. “We exceeded the high end of our full-year 2021 Adjusted EBITDA guidance range of $1.825 billion to $1.925 billion, despite the negative effects from winter storm Uri in the first half of the year. Our outperformance was aided by throughput increasing across all three products in the Delaware Basin for the fourth consecutive quarter, highlighting our superior asset base and expanding portfolio of producer relationships.”
Mr. Ure continued, “Additionally, due to cost and capital efficiencies, and some projects moving into 2022, we achieved the mid-point of our capital expenditure guidance range of $275 million to $375 million, coming in under our revised expectations from last quarter. We also increased our distribution by 5-percent year over year, exceeding our $1.24 per-unit expectation for 2021, and reduced debt by $931 million, meaningfully surpassing our year-end 2021 leverage ratio target of 4.0 times and achieving a 2021 leverage ratio of 3.5 times on a net basis.”

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(1)Accrual-based, includes equity investments, excludes capitalized interest, and excludes capital expenditures associated with the 25% third-party interest in Chipeta.

Fourth-quarter 2021 total natural-gas throughput(1) averaged 4.2 Bcf/d, representing a 3-percent sequential-quarter increase and a 6-percent increase from fourth-quarter 2020. Fourth-quarter 2021 total throughput for crude-oil and NGLs assets(1) averaged 702 MBbls/d, representing a 10-percent sequential-quarter increase and a 13-percent increase from fourth-quarter 2020. Fourth-quarter 2021 total throughput for produced-water assets(1) averaged 792 MBbls/d, representing an 8-percent sequential-quarter increase and a 21-percent increase from fourth-quarter 2020.
Full-year 2021 total natural-gas throughput(1) averaged 4.1 Bcf/d, representing a 3-percent decrease from full-year 2020. Full-year 2021 total throughput for crude-oil and NGLs assets(1) averaged 659 MBbls/d, representing a 6-percent decrease from full-year 2020. Full-year 2021 total throughput for produced-water assets(1) averaged 703 MBbls/d, representing a 1-percent increase from full-year 2020.
2022 GUIDANCE
Based on the most current production-forecast information from our producer customers, WES is providing 2022 guidance as follows:
•Adjusted EBITDA(2) between $1.925 billion and $2.025 billion
•Total capital expenditures(3) between $375 million and $475 million
•Free cash flow(2) between $1.200 billion and $1.300 billion
•Full-year 2022 distributions of at least $2.00 per unit(4)
“We expect strong producer activity levels to continue in the Delaware Basin, leading to increased throughput during 2022,” said Mr. Ure. “Our 2022 guidance includes the impact of the reduced cost-of-service rates and allocates additional capital spending in preparation for expected increased Delaware Basin activity beginning in 2023.” Mr. Ure continued, “We are also investing capital in technologies necessary for a maturing stand-alone organization designed to enhance employee development and safety, increase operational efficiencies, and minimize our environmental impact. We remain committed to maintaining a disciplined approach to capital spending, operating our assets safely, and delivering exceptional customer service.”
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(1)Represents total throughput attributable to WES, which excludes (i) the 2.0% Occidental subsidiary-owned limited partner interest in WES Operating and (ii) for natural-gas throughput, the 25% third-party interest in Chipeta, which collectively represent WES’s noncontrolling interests.
(2)A reconciliation of the Adjusted EBITDA range to net cash provided by operating activities and net income (loss), and a reconciliation of the Free cash flow range to net cash provided by operating activities, is not provided because the items necessary to estimate such amounts are not reasonably estimable at this time. These items, net of tax, may include, but are not limited to, impairments of assets and other charges, divestiture costs, acquisition costs, or changes in accounting principles. All of these items could significantly impact such financial measures. At this time, WES is not able to estimate the aggregate impact, if any, of these items on future period reported earnings. Accordingly, WES is not able to provide a corresponding GAAP equivalent for the Adjusted EBITDA or Free cash flow ranges.
(3)Accrual-based, includes equity investments, excludes capitalized interest, and excludes capital expenditures associated with the 25% third-party interest in Chipeta.
(4)Subject to Board review and approval on a quarterly basis based on the needs of the business.

FINANCIAL POLICY AND ENHANCED DISTRIBUTION FRAMEWORK
Additionally, WES has recently refined its financial policy, including establishing a framework for paying an annual enhanced distribution (“Enhanced Distribution”) in conjunction with the regular first-quarter distribution (beginning in 2023), contingent on attainment of certain prior-year financial metrics. WES expects to generate substantial value for all stakeholders through three core pillars of reducing leverage, increasing distributions, and repurchasing units. As such, WES anticipates taking the following actions:
•Retiring $715 million of aggregate principal amount of Senior Notes due 2022 and 2023.
•Based on current conditions and estimates, targeting approximately a 53-percent step-up in the Partnership’s regular quarterly distribution (“Base Distribution”) effective first-quarter 2022.
•Commencing a new $1.0 billion common unit repurchase program to be executed opportunistically through 2024 as a complement to the Enhanced Distribution.
•Establishing a framework whereby an annual Enhanced Distribution would be payable in conjunction with the first-quarter Base Distribution each year (beginning in 2023) in a target amount equal to Free cash flow generated in the prior year after subtracting the prior year’s debt repayments, Base Distributions, and unit repurchases. This Enhanced Distribution is contingent on the attainment of prior year-end net leverage(1) levels, after taking the Enhanced Distribution for such prior year into effect, of 3.4 times in 2022, 3.2 times in 2023, and 3.0 times in 2024(2).
“Since becoming a stand-alone midstream enterprise, we’ve made significant changes throughout the organization that have greatly improved our financial performance and positioned us for continued success,” said Mr. Ure. “We’re excited to now be in a place where we can continue to reduce leverage while simultaneously returning meaningful capital to unitholders through unit repurchases and distributions.”
Mr. Ure continued, “Through the actions taken since our bond offering in 2020, we have returned approximately 18-percent(3) of our enterprise value through retired debt, repurchased units, and paid distributions. With our superior asset base, outstanding customer portfolio, and strong financial policy, we believe we’re in a great position to continue our financial success and return incremental value back to unitholders.”
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(1)The ratio of Net Debt (defined as total principal debt outstanding less total cash on-hand as of the end of the period) to Adjusted EBITDA (trailing twelve months).
(2)The enhanced distribution is subject to any continuing cash reserve requirements as determined by the Board.
(3)Calculated using limited and general partner unit counts and total enterprise value as of December 31, 2021. Does not include any market-driven appreciation of unit price.

As part of the Partnership’s financial policy, the Board has authorized a buyback program of up to $1.0 billion of the Partnership’s common units through December 31, 2024 (the “Purchase Program”).
The common units may be purchased from time to time in the open market at prevailing market prices or in privately negotiated transactions. The timing and amount of purchases under the Purchase Program will be determined based on ongoing assessments of capital needs, WES’s financial performance, the market price of the common units, and other factors, including organic growth and acquisition opportunities and general market conditions. The Purchase Program does not obligate the Partnership to purchase any specific dollar amount or number of units and may be suspended or discontinued at any time.

CONFERENCE CALL TOMORROW AT 1:00 P.M. CT
WES will host a conference call on Thursday, February 24, 2022, at 1:00 p.m. Central Time (2:00 p.m. Eastern Time) to discuss fourth-quarter and full-year 2021 results. To participate, individuals should dial 844-200-6205 (Domestic) or 929-526-1599 (International) 15 minutes before the scheduled conference call time and enter participant access code 271823. To access the live audio webcast of the conference call, please visit the investor relations section of the Partnership’s website at www.westernmidstream.com. A replay of the conference call also will be available on the website following the call.
For additional details on WES’s financial and operational performance, please refer to the earnings slides and updated investor presentation available at www.westernmidstream.com.
FILING OF ANNUAL REPORT ON FORM 10-K
Today WES also announced the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, with the Securities and Exchange Commission. A copy of the report is available for viewing and downloading on the Western Midstream website at www.westernmidstream.com. Unitholders may request hard copies of the report, which contains WES’s audited financial statements, free of charge, by emailing investors@westernmidstream.com, or by submitting a written request to Western Midstream Partners, LP at the following address: 9950 Woodloch Forest Drive, Suite 2800, The Woodlands, TX 77380, Attention: Western Midstream Investor Relations.

ABOUT WESTERN MIDSTREAM
Western Midstream Partners, LP (“WES”) is a Delaware master limited partnership formed to acquire, own, develop, and operate midstream assets. With midstream assets located in Texas, New Mexico, Colorado, Utah, Wyoming, and Pennsylvania, WES is engaged in the business of gathering, compressing, treating, processing, and transporting natural gas; gathering, stabilizing, and transporting condensate, natural-gas liquids, and crude oil; and gathering and disposing of produced water for its customers. In its capacity as a natural-gas processor, WES also buys and sells natural gas, natural-gas liquids, and condensate on behalf of itself and as an agent for its customers under certain contracts.
For more information about Western Midstream Partners, LP, please visit www.westernmidstream.com.

This news release contains forward-looking statements. WES’s management believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this news release. These factors include our ability to meet financial guidance or distribution expectations; the ultimate impact of efforts to fight COVID-19 on the global economy and any related impact on commodity demand and prices; our ability to safely and efficiently operate WES’s assets; the supply of, demand for, and price of oil, natural gas, NGLs, and related products or services; our ability to meet projected in-service dates for capital-growth projects; construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures; and the other factors described in the “Risk Factors” section of WES’s most-recent Form 10-K filed with the Securities and Exchange Commission and other public filings and press releases. WES undertakes no obligation to publicly update or revise any forward-looking statements.
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WESTERN MIDSTREAM CONTACTS

Kristen Shults
Senior Vice President, Finance and Sustainability
Kristen.Shults@westernmidstream.com
832.636.1009

Daniel Jenkins
Director, Investor Relations
Daniel.Jenkins@westernmidstream.com
832.636.1009

Shelby Keltner
Manager, Investor Relations
Shelby.Keltner@westernmidstream.com
832.636.1009

Western Midstream Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
thousands except per-unit amounts	2021	2020	2021	2020
Revenues and other
Service revenues – fee based	$621,093	$603,777	$2,462,835	$2,584,323
Service revenues – product based	34,317	13,132	122,584	48,369
Product sales	63,588	30,068	290,947	138,559
Other	212	503	789	1,341
Total revenues and other	719,210	647,480	2,877,155	2,772,592
Equity income, net – related parties	45,308	49,962	204,645	226,750
Operating expenses
Cost of product	72,040	34,477	322,285	188,088
Operation and maintenance	147,102	144,204	581,300	580,874
General and administrative	55,576	37,303	195,549	155,769
Property and other taxes	18,275	11,077	64,267	68,340
Depreciation and amortization	144,225	106,398	551,629	491,086
Long-lived asset and other impairments	1,345	3,314	30,543	203,889
Goodwill impairment	—	—	—	441,017
Total operating expenses	438,563	336,773	1,745,573	2,129,063
Gain (loss) on divestiture and other, net	(234)	12,285	44	8,634
Operating income (loss)	325,721	372,954	1,336,271	878,913
Interest income – Anadarko note receivable	—	—	—	11,736
Interest expense	(89,472)	(101,247)	(376,512)	(380,058)
Gain (loss) on early extinguishment of debt	—	862	(24,944)	11,234
Other income (expense), net	390	413	(623)	1,025
Income (loss) before income taxes	236,639	272,982	934,192	522,850
Income tax expense (benefit)	(14,210)	2,206	(9,807)	5,998
Net income (loss)	250,849	270,776	943,999	516,852
Net income (loss) attributable to noncontrolling interests	7,332	6,885	27,707	(10,160)
Net income (loss) attributable to Western Midstream Partners, LP	$243,517	$263,891	$916,292	$527,012
Limited partners’ interest in net income (loss):
Net income (loss) attributable to Western Midstream Partners, LP	$243,517	$263,891	$916,292	$527,012
General partner interest in net (income) loss	(5,331)	(5,642)	(19,815)	(11,104)
Limited partners’ interest in net income (loss)	$238,186	$258,249	$896,477	$515,908
Net income (loss) per common unit – basic	$0.58	$0.62	$2.18	$1.18
Net income (loss) per common unit – diluted	$0.58	$0.62	$2.18	$1.18
Weighted-average common units outstanding – basic	407,212	415,597	411,309	435,554
Weighted-average common units outstanding – diluted	408,454	415,907	412,022	435,624

Western Midstream Partners, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
thousands except number of units	2021	2020
Total current assets	$684,764	$943,064
Net property, plant, and equipment	8,512,907	8,709,945
Other assets	2,075,408	2,177,018
Total assets	$11,273,079	$11,830,027
Total current liabilities	$1,140,197	$960,935
Long-term debt	6,400,616	7,415,832
Asset retirement obligations	298,275	260,283
Other liabilities	338,231	297,765
Total liabilities	8,177,319	8,934,815
Equity and partners’ capital
Common units (402,993,919 and 413,839,863 units issued and outstanding at December 31, 2021 and 2020, respectively)	2,966,955	2,778,339
General partner units (9,060,641 units issued and outstanding at December 31, 2021 and 2020)	(8,882)	(17,208)
Noncontrolling interests	137,687	134,081
Total liabilities, equity, and partners’ capital	$11,273,079	$11,830,027

Western Midstream Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
thousands	2021	2020
Cash flows from operating activities
Net income (loss)	$943,999	$516,852
Adjustments to reconcile net income (loss) to net cash provided by operating activities and changes in assets and liabilities:
Depreciation and amortization	551,629	491,086
Long-lived asset and other impairments	30,543	203,889
Goodwill impairment	—	441,017
(Gain) loss on divestiture and other, net	(44)	(8,634)
(Gain) loss on early extinguishment of debt	24,944	(11,234)
Cash paid to settle interest-rate swaps	—	(25,621)
Change in other items, net	215,781	30,063
Net cash provided by operating activities	$1,766,852	$1,637,418
Cash flows from investing activities
Capital expenditures	$(313,674)	$(423,602)
Contributions to equity investments - related parties	(4,435)	(19,388)
Distributions from equity investments in excess of cumulative earnings – related parties	41,385	32,160
Proceeds from the sale of assets to third parties	8,102	20,333
(Increase) decrease in materials and supplies inventory and other	11,084	(57,757)
Net cash used in investing activities	$(257,538)	$(448,254)
Cash flows from financing activities
Borrowings, net of debt issuance costs	$480,000	$3,681,173
Repayments of debt	(1,432,966)	(3,803,888)
Increase (decrease) in outstanding checks	(21,631)	20,699
Distributions to Partnership unitholders	(533,758)	(695,834)
Distributions to Chipeta noncontrolling interest owner	(9,117)	(8,644)
Distributions to noncontrolling interest owner of WES Operating	(14,984)	(15,434)
Net contributions from (distributions to) related parties	8,533	24,466
Finance lease payments	(6,513)	(14,207)
Unit repurchases	(217,465)	(32,535)
Other	(4,336)	—
Net cash provided by (used in) financing activities	$(1,752,237)	$(844,204)
Net increase (decrease) in cash and cash equivalents	$(242,923)	$344,960
Cash and cash equivalents at beginning of period	444,922	99,962
Cash and cash equivalents at end of period	$201,999	$444,922

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES

WES defines Adjusted gross margin attributable to Western Midstream Partners, LP (“Adjusted gross margin”) as total revenues and other (less reimbursements for electricity-related expenses recorded as revenue), less cost of product, plus distributions from equity investments, and excluding the noncontrolling interest owners’ proportionate share of revenues and cost of product.
WES defines Adjusted EBITDA as net income (loss), plus (i) distributions from equity investments, (ii) non-cash equity-based compensation expense, (iii) interest expense, (iv) income tax expense, (v) depreciation and amortization, (vi) impairments, and (vii) other expense (including lower of cost or market inventory adjustments recorded in cost of product), less (i) gain (loss) on divestiture and other, net, (ii) gain (loss) on early extinguishment of debt, (iii) income from equity investments, (iv) interest income, (v) income tax benefit, (vi) other income, and (vii) the noncontrolling interest owners’ proportionate share of revenues and expenses.
WES defines Free cash flow as net cash provided by operating activities less total capital expenditures and contributions to equity investments, plus distributions from equity investments in excess of cumulative earnings. Management considers Free cash flow an appropriate metric for assessing capital discipline, cost efficiency, and balance-sheet strength. Although Free cash flow is the metric used to assess WES’s ability to make distributions to unitholders, this measure should not be viewed as indicative of the actual amount of cash that is available for distributions or planned for distributions for a given period. Instead, Free cash flow should be considered indicative of the amount of cash that is available for distributions, debt repayments, and other general partnership purposes.
Below are reconciliations of (i) gross margin (GAAP) to Adjusted gross margin (non-GAAP), (ii) net income (loss) (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDA (non-GAAP), and (iii) net cash provided by operating activities (GAAP) to Free cash flow (non-GAAP), as required under Regulation G of the Securities Exchange Act of 1934. Management believes that Adjusted gross margin, Adjusted EBITDA, and Free cash flow are widely accepted financial indicators of WES’s financial performance compared to other publicly traded partnerships and are useful in assessing WES’s ability to incur and service debt, fund capital expenditures, and make distributions. Adjusted gross margin, Adjusted EBITDA, and Free cash flow as defined by WES, may not be comparable to similarly titled measures used by other companies. Therefore, WES’s Adjusted gross margin, Adjusted EBITDA, and Free cash flow should be considered in conjunction with net income (loss) attributable to Western Midstream Partners, LP and other applicable performance measures, such as gross margin or cash flows provided by operating activities.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)

Adjusted Gross Margin

	Three Months Ended		Year Ended
thousands	December 31, 2021	September 30, 2021	December 31, 2021	December 31, 2020
Reconciliation of Gross margin to Adjusted gross margin
Total revenues and other	$719,210	$763,840	$2,877,155	$2,772,592
Less:
Cost of product	72,040	83,232	322,285	188,088
Depreciation and amortization	144,225	139,002	551,629	491,086
Gross margin	502,945	541,606	2,003,241	2,093,418
Add:
Distributions from equity investments	60,054	62,711	254,901	278,797
Depreciation and amortization	144,225	139,002	551,629	491,086
Less:
Reimbursed electricity-related charges recorded as revenues	19,783	19,725	74,405	79,261
Adjusted gross margin attributable to noncontrolling interests (1)	17,192	18,187	67,850	65,835
Adjusted gross margin	$670,249	$705,407	$2,667,516	$2,718,205
Adjusted gross margin for natural-gas assets	$488,220	$492,708	$1,882,726	$1,820,926
Adjusted gross margin for crude-oil and NGLs assets	114,733	148,939	547,134	647,390
Adjusted gross margin for produced-water assets	67,296	63,760	237,656	249,889
(1)For all periods presented, includes (i) the 25% third-party interest in Chipeta and (ii) the 2.0% Occidental subsidiary-owned limited partner interest in WES Operating, which collectively represent WES’s noncontrolling interests.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)

Adjusted EBITDA

	Three Months Ended		Year Ended
thousands	December 31, 2021	September 30, 2021	December 31, 2021	December 31, 2020
Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$250,849	$263,638	$943,999	$516,852
Add:
Distributions from equity investments	60,054	62,711	254,901	278,797
Non-cash equity-based compensation expense	6,842	6,979	27,676	22,462
Interest expense	89,472	93,257	376,512	380,058
Income tax expense	—	1,826	4,403	10,278
Depreciation and amortization	144,225	139,002	551,629	491,086
Impairments	1,345	1,594	30,543	644,906
Other expense	216	4	1,468	1,953
Less:
Gain (loss) on divestiture and other, net	(234)	(364)	44	8,634
Gain (loss) on early extinguishment of debt	—	(24,655)	(24,944)	11,234
Equity income, net – related parties	45,308	48,506	204,645	226,750
Interest income – Anadarko note receivable	—	—	—	11,736
Other income	392	109	585	2,785
Income tax benefit	14,210	—	14,210	4,280
Adjusted EBITDA attributable to noncontrolling interests (1)	12,453	13,835	49,901	50,607
Adjusted EBITDA	$480,874	$531,580	$1,946,690	$2,030,366
Reconciliation of Net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$661,858	$391,333	$1,766,852	$1,637,418
Interest (income) expense, net	89,472	93,257	376,512	368,322
Accretion and amortization of long-term obligations, net	(1,762)	(1,871)	(7,635)	(8,654)
Current income tax expense (benefit)	(2,165)	824	(37)	2,702
Other (income) expense, net	(390)	(110)	623	(1,025)
Cash paid to settle interest-rate swaps	—	—	—	25,621
Distributions from equity investments in excess of cumulative earnings – related parties	11,310	8,702	41,385	32,160
Changes in assets and liabilities:
Accounts receivable, net	(147,139)	61,609	(16,366)	193,688
Accounts and imbalance payables and accrued liabilities, net	(58,392)	(17,204)	(114,887)	(144,437)
Other items, net	(59,465)	8,875	(49,856)	(24,822)
Adjusted EBITDA attributable to noncontrolling interests (1)	(12,453)	(13,835)	(49,901)	(50,607)
Adjusted EBITDA	$480,874	$531,580	$1,946,690	$2,030,366
Cash flow information
Net cash provided by operating activities	$661,858	$391,333	$1,766,852	$1,637,418
Net cash used in investing activities	(70,251)	(80,883)	(257,538)	(448,254)
Net cash provided by (used in) financing activities	(489,470)	(516,161)	(1,752,237)	(844,204)
(1)For all periods presented, includes (i) the 25% third-party interest in Chipeta and (ii) the 2.0% Occidental subsidiary-owned limited partner interest in WES Operating, which collectively represent WES’s noncontrolling interests.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)

Free Cash Flow

	Three Months Ended		Year Ended
thousands	December 31, 2021	September 30, 2021	December 31, 2021	December 31, 2020
Reconciliation of Net cash provided by operating activities to Free cash flow
Net cash provided by operating activities	$661,858	$391,333	$1,766,852	$1,637,418
Less:
Capital expenditures	95,917	79,829	313,674	423,602
Contributions to equity investments – related parties	752	175	4,435	19,388
Add:
Distributions from equity investments in excess of cumulative earnings – related parties	11,310	8,702	41,385	32,160
Free cash flow	$576,499	$320,031	$1,490,128	$1,226,588
Cash flow information
Net cash provided by operating activities	$661,858	$391,333	$1,766,852	$1,637,418
Net cash used in investing activities	(70,251)	(80,883)	(257,538)	(448,254)
Net cash provided by (used in) financing activities	(489,470)	(516,161)	(1,752,237)	(844,204)

Western Midstream Partners, LP
OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2021	September 30, 2021	December 31, 2021	December 31, 2020
Throughput for natural-gas assets (MMcf/d)
Gathering, treating, and transportation	437	378	466	543
Processing	3,409	3,416	3,374	3,445
Equity investments (1)	513	443	463	445
Total throughput	4,359	4,237	4,303	4,433
Throughput attributable to noncontrolling interests (2)	155	156	155	159
Total throughput attributable to WES for natural-gas assets	4,204	4,081	4,148	4,274
Throughput for crude-oil and NGLs assets (MBbls/d)
Gathering, treating, and transportation	323	304	306	331
Equity investments (3)	393	350	366	381
Total throughput	716	654	672	712
Throughput attributable to noncontrolling interests (2)	14	13	13	14
Total throughput attributable to WES for crude-oil and NGLs assets	702	641	659	698
Throughput for produced-water assets (MBbls/d)
Gathering and disposal	808	750	717	712
Throughput attributable to noncontrolling interests (2)	16	15	14	14
Total throughput attributable to WES for produced-water assets	792	735	703	698
Per-Mcf Adjusted gross margin for natural-gas assets (4)	$1.26	$1.31	$1.24	$1.16
Per-Bbl Adjusted gross margin for crude-oil and NGLs assets (5)	1.78	2.52	2.28	2.54
Per-Bbl Adjusted gross margin for produced-water assets (6)	0.92	0.94	0.93	0.98
(1)Represents the 14.81% share of average Fort Union throughput (until divested in October 2020), 22% share of average Rendezvous throughput, 50% share of average Mi Vida and Ranch Westex throughput, and 30% share of average Red Bluff Express throughput.
(2)For all periods presented, includes (i) the 2.0% Occidental subsidiary-owned limited partner interest in WES Operating and (ii) for natural-gas assets, the 25% third-party interest in Chipeta, which collectively represent WES’s noncontrolling interests.
(3)Represents the 10% share of average White Cliffs throughput; 25% share of average Mont Belvieu JV throughput; 20% share of average TEG, TEP, Whitethorn, and Saddlehorn throughput; 33.33% share of average FRP throughput; and 15% share of average Panola and Cactus II throughput.
(4)Average for period. Calculated as Adjusted gross margin for natural-gas assets, divided by total throughput (MMcf/d) attributable to WES for natural-gas assets.
(5)Average for period. Calculated as Adjusted gross margin for crude-oil and NGLs assets, divided by total throughput (MBbls/d) attributable to WES for crude-oil and NGLs assets.
(6)Average for period. Calculated as Adjusted gross margin for produced-water assets, divided by total throughput (MBbls/d) attributable to WES for produced-water assets.

Western Midstream Partners, LP
OPERATING STATISTICS (CONTINUED)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2021	September 30, 2021	December 31, 2021	December 31, 2020
Throughput for natural-gas assets (MMcf/d)
Delaware Basin	1,370	1,274	1,256	1,297
DJ Basin	1,349	1,368	1,369	1,305
Equity investments	513	443	463	445
Other	1,127	1,152	1,215	1,386
Total throughput for natural-gas assets	4,359	4,237	4,303	4,433
Throughput for crude-oil and NGLs assets (MBbls/d)
Delaware Basin	199	185	183	189
DJ Basin	92	87	90	101
Equity investments	393	350	366	381
Other	32	32	33	41
Total throughput for crude-oil and NGLs assets	716	654	672	712
Throughput for produced-water assets (MBbls/d)
Delaware Basin	808	750	717	712
Total throughput for produced-water assets	808	750	717	712